Exhibit 3.4

STATEMENT WITH RESPECT TO SHARES
OF
SERIES D NON-CUMULATIVE PREFERRED STOCK
OF
EMCLAIRE FINANCIAL CORP

Emclaire Financial Corp, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”), in accordance with the provisions of Section 1522 of the Pennsylvania Business Corporation Law thereof, does hereby certify:

The board of directors of the Issuer (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Amended and Restated Articles of Incorporation and Bylaws of the Company and applicable law, adopted the following resolution on May 23, 2018 creating a series of 133,705 shares of Preferred Stock of the Company designated as “Series D Non-Cumulative Preferred Stock”.

RESOLVED, that pursuant to the provisions of the Amended and Restated Articles of Incorporation and the Bylaws of the Company and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1.	Definitions.

“Board of Directors” shall mean the Board of Directors of the Company.

“Capital Stock” shall mean the corporate stock of the Company, whether designated as common or preferred.

“Change in Control” shall mean (i) any merger or consolidation of the Company with or into another company, in which less than 50% of the outstanding shares of common stock of the surviving entity are held by shareholders who were, immediately prior to such transaction, common shareholders of the Company, or (ii) any acquisition of common stock of the Company by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as a result of which the acquiring person or group becomes the owner (directly or indirectly) of more than 50% of the outstanding shares of common stock of the Company.

“Common Stock” shall mean the Common Stock, par value $1.25 per share, of the Company.

“Company” shall mean Emclaire Financial Corp.

“Company Preferred Stock” shall mean any class of preferred stock of the Company, now or hereafter outstanding, other than the Series D Non-Cumulative Preferred Stock authorized hereby.

“Dividend Payment Date” shall mean June 1, and December 1, of each year.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Rate” shall mean an initial rate of four percent (4.0%) per annum, calculated on a 365/365 or 366/366, as the case may be, day per year basis until June 1, 2020, four and one half percent (4.5%) from June 1, 2020 until June 1, 2025 and variable thereafter on a semi-annual basis at 2.00% above the five (5) year treasury yield (set as of the beginning of the Dividend Period), minimum interest rate of five percent (5.0%) and maximum interest not to exceed eight percent (8.0%).

“Liquidation Preference” shall mean, with respect to each share of Series D Preferred Stock, ten dollars ($10.00).

“Person” shall mean any individual, firm, corporation or other entity, and shall include any successor by merger or otherwise of such entity.

“Series D Non-Cumulative Preferred Stock” shall have the meaning set forth in Section 2 hereof.

“Special Voting Shares” shall have the meaning set forth in Section 6 (a) hereof.

“Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“Redemption Date” shall have the meaning set forth in Section 8(a) hereof.

“Redemption Price” shall have the meaning set forth in Section 7(b) hereof.

“Trigger Release Condition” shall have the meaning set forth in Section 6 (c) hereof.

“Trigger Event” shall have the meaning set forth in Section 6 (a) hereof.

2.	Designation; Number of Shares.

The designation of the preferred stock authorized by this resolution shall be “Series D Non-Cumulative Preferred Stock” (herein called “Series D Preferred Stock”), consisting of 133,705 shares, $1.00 par value per share.

3.	Ranking.

Series D Preferred Stock shall rank, with respect to the payment of dividends and distributions, and upon liquidation, dissolution, winding up or otherwise, (i) senior to the Common Stock of the Company and to all classes or series of equity securities issued by the Company which provide that the terms of the equity securities shall rank junior to the Series D Preferred Stock, (ii) equally with every other class or series of capital stock from time to time outstanding which is not Common Stock of the Company and which is not specifically made senior to or subordinate to the Series D Preferred Stock as to dividends or distributions and (iii) junior to any Company’s subordinated debt and trust preferred securities of the Company or its Subsidiaries and the Company’s Series C Non-Cumulative Preferred Stock.

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4.	Dividends.

(a) So long as any shares of Series D Preferred Stock shall be outstanding, the holders of such Series D Preferred Stock shall be entitled to receive out of any funds legally available therefore, when, and if declared by the Board of Directors (which shall be at the Board’s discretion), preferential dividends in cash in two (2) semi-annual payments on the Dividend Payment Date of the Liquidation Preference hereunder, on the actual number of days elapsed to be paid in the semi-annual dividend, at the respective Dividend Rate (each a “Dividend Payment Date”). Dividends on the Series D Preferred Stock shall be non-cumulative. If a Dividend Payment Date is not a business day, dividends (if declared) on the Series D Preferred Stock shall be paid on the immediately preceding business day. A Dividend Period with respect to the current Dividend Payment Date is the period commencing on the immediately preceding Dividend Payment Date and ending on the day immediately prior to the such current Dividend Payment Date. Each such dividend shall be payable to holders of record of the Series D Preferred Stock as they may appear on the stock books of the Company on the last calendar day of the month, or such other record date as will be fixed by the Board of Directors or a duly authorized committee thereof.

(b) So long as any shares of the Series D Preferred Stock remain outstanding, the Company shall not declare, set apart or pay any cash, stock or in-kind dividend or distribution on, or redeem, purchase, set apart or otherwise acquire, shares of common stock or of any other class or series of stock of the Company ranking junior to the Series D Preferred Stock as to dividends or distributions, unless (i) the full semi-annual dividend for the then current Dividend Period has been or is contemporaneously declared and set part for payment, and (ii) the Company has not defaulted in the payment of the Redemption Price of any shares of Series D Preferred Stock in the event that the Company in its sole discretion has accepted a request to redeem any shares of Series D Preferred Stock.

5.	Liquidation Rights of Series D Preferred Stock.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntarily, the holders of the Series D Preferred Stock then outstanding shall be entitled to receive with respect to each share of the Series D Preferred Stock, out of assets of the Company available for distribution to its shareholders, after satisfaction of the preferences of any Company Preferred Stock that is senior to the Series D Preferred Stock, up to the per share Liquidation Preference, plus an amount equal to declared and unpaid dividends, if any, prior to any payment to the holders of Company’s Common Stock or of any Other Capital Stock that, in accordance with the provisions of Section 3 hereof is junior to the Series D Preferred Stock.

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6.	Voting Rights.

The Series D Preferred Stock shall not be entitled to any voting rights with respect to the affairs of the Company, including no rights to a vote of shareholders of the Company to approve a Change in Control, except as may be required by law or:

(a) in the event that the Board of Directors shall fail to fully pay, or to declare and set apart for full payment, dividends on the Series D Preferred Stock on two (2) Dividend Payment Dates (whether consecutive or not) following the initial issuance of the Series D Preferred Stock, then provided that Series D Preferred Stock shall then be outstanding, and the Trigger Release Condition is not met (a “Trigger Event”), then the holders of the Series D Preferred Stock, voting as a separate class (the “Special Voting Shares”), will be entitled, by written notice to the Company given by the holders of a majority of such Special Voting Shares or by ordinary resolution passed by the holders of such Special Voting Shares present in person or by proxy at a meeting of such holders convened for the purpose, to appoint that number of directors to the Board of Directors (the “Special Directors”) such that after giving effect to such appointment the Special Directors represent 20% of the total number of directors (rounding up to the nearest whole director); and thereafter to remove any such director from office and to appoint another person in place of such director. In addition, the Special Directors shall be represented on each committee established by the Board of Directors such that the Special Directors included on each such committee represent 20% of the total number of members of such committee (rounding up to the nearest whole director).

(b) Not later than 30 days after the occurrence of the Trigger Event, if written notice by a majority in interest of the holders of Special voting Shares has not been given designating the directors then subject to appointment by the Special Voting Shares, the board of Directors or an authorized committee thereof will convene a meeting of the holders of the Special Voting Shares for the purpose of designating such directors. If the Board of Directors or such authorized committee fails to convene such meeting within such 30-day period, the holders of shares representing at least 10% of the Special Voting Shares will be entitled to convene such meeting. The provisions of the Amended and Restated Articles of Incorporation and Bylaws of the Company relating to the convening and conduct of meetings of stockholders will apply with respect to any such meeting, except to the extent inconsistent with the provisions hereof.

(c) At such time following a Trigger Event as the Company shall have fully paid continuous non-cumulative dividends on all outstanding shares of Series D Preferred Stock for at least two (2) semi- annual Dividend Payment Dates (the “Trigger Release Condition”), the rights of the Series D Preferred Stock to appoint directors as described above shall terminate, and, provided the voting rights of all other Special Voting Shares shall similarly have terminated, the terms of any directors appointed by the Special Voting Shares shall forthwith terminate, and the number of directors of the Company shall be reduced by the number of such terminating directors; subject to revesting of such voting rights in the event of each and every additional occurrence of a Trigger Event.

(d) At any time following the Trigger Event, until the occurrence of the Trigger Release Condition, the following actions shall not be taken without the approval of that number of directors otherwise required for such action pursuant to applicable law and the Amended and Restated Articles of Incorporation and Bylaws of the Company, plus at least one Special Director not included for purposes of determining approval in accordance with such otherwise applicable standard: (i) any issuance of debt or equity securities by the Company or any bank subsidiary, provided that such approval shall not be required for (A) the issuance for cash of non-voting securities subordinate as to dividends and distributions to the Series D Preferred Stock, or (B) borrowings in the ordinary course of business, not involving capital instruments. by a bank subsidiary; (ii) any merger, acquisition, or sale of all or substantially all of the assets involving the Company or any of its subsidiaries, or (iii) any grant of options, warrants or other rights to acquire equity securities of the Company.

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(e) Each of the directors appointed by the Series D Preferred Stock shall have all of the rights, privileges, duties and responsibilities of a director of the Company.

7.	Optional Redemption.

(a) Holders of Series D Preferred Stock shall have no right to require the redemption of shares of Series D Preferred Stock.

(b) The Company may at any time redeem, in cash, to the extent funds are lawfully available therefore, in whole or in part, shares of Series D Preferred Stock, at the Redemption Price (as defined below) in accordance with the procedures set forth in Section 8. The redemption price per share of the Series D Preferred Stock shall be equal to the Liquidation Preference per share, plus the per share amount of any accrued and unpaid dividends for the current Dividend Period at the applicable Dividend Rate to, but excluding the Redemption Date (regardless of whether any dividends are actually declared for that Dividend Period) (the “Redemption Price”).

8.	Procedure for Redemption.

(a) In the event that the Company shall redeem shares or elect to accept a request to redeem shares of the Series D Preferred Stock pursuant to Section 7 hereof, the Company shall mail a notice of any proposed redemption to the holders of record of the shares of Series D Preferred Stock to be redeemed, at their address of record, not less than 30 nor more than 60 days prior to the date elected by the Company in such notice (each such date, a “Redemption Date”); provided, however, that failure to give such notice or any defect therein or in the mailing records thereof shall not affect the validity of the proceedings for the redemption of any shares so to be redeemed except as to the holder to whom the Company has failed to give such notice or to whom such notice was defective. The notice of redemption to each holder of shares of Series D Preferred Stock will specify the number of shares of Series D Preferred Stock to be redeemed, the redemption date and the Redemption Price payable to the holder upon redemption, and shall state that from and after the redemption date dividends on those shares will cease. In the event that the Company chooses to redeem less than all the shares owned by a holder, the notice shall also specify the number of shares of Series D Preferred Stock of the holder that will be redeemed and the numbers of the certificates representing such shares.

(b) Following the Redemption Date, dividends on the shares of Series D Preferred Stock called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have to status of shares of Series D Preferred Stock, and all rights of the holders thereof as shareholders of the Company shall cease on the Redemption Date. Holders will retain the right to receive the Redemption Price upon presentation of their stock certificates. In the event that the Company redeems less than all the shares represented by any certificate, our transfer agent will issue, without cost to the to the holder, a new certificate representing the unredeemed shares.

After the redemption of any shares of the Series D Preferred Stock, the redeemed shares will have the status of authorized but unissued shares of preferred stock, without designation as to class or series, until these shares are once more designated as part of a particular class or series by the Company.

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9.            Change in Control of the Company. In the event of a Change in Control of the Company, and provided that the Company has not previously redeemed all of the Series D Preferred Stock pursuant to Section 7 hereof prior to the effective date of such Change in Control, then terms of any such agreement with the acquirer for the merger or business combination shall govern the treatment of the Series D Preferred Stock with respect to the relevant Change in Control, provided however, if such agreement does not provide for the treatment of the Series D Preferred Stock in a Change in Control, the Series D Preferred Stock shall be converted into or exchanged for preference securities of the surviving or resulting entity with such shares having rights, terms, preferences, privileges and voting powers similar to the Series D Preferred Stock.

10.          Action by the Company Requiring Approval of Series D Preferred Stock. The Company shall not, without the affirmative vote at a meeting, or at the written consent with or without a meeting, of the holders of at least two-thirds of the then outstanding shares of Series D Preferred Stock (a) create or increase the authorized number of shares of any class or series of stock having a preference as to dividends or distributions which is senior to the shares of Series D Preferred Stock; or (b) change the preferences, qualifications, privileges, limitations, restrictions or special or relative rights granted to or imposed upon the shares of Series D Preferred Stock in any respect. In addition, the Company shall not, without the affirmative vote at a meeting, or at the written consent with or without a meeting, of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, create or increase the authorized number of any shares of any class or series of stock having a preference as to dividends or distributions which is equal to the shares of Series D Preferred Stock.

11.          Pre-emptive and Subscription Rights. The holders of Series D Preferred Stock shall not be entitled to any pre-emptive or subscription rights in respect of any securities of the Company.

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